Exhibit 15.5
[Letterhead of KPMG]
The Board of Directors
PGG Wrightson Limited
We consent to the incorporation by reference in the registration statement (No. 333-153058) on Form S-8 of Agria Corporation of our report dated 24 December 2010, with respect to the consolidated statement of financial position of PGG Wrightson Limited and subsidiaries as of 30 June 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the December 31, 2009 annual report of Form 20-F/A of Agria Corporation.
/s/ KPMG
Christchurch, New Zealand
29 December 2010